QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

For Immediate Release

Contacts:	Edward C. Milligan Chairman & CEO Main Street Banks, Inc. (770) 422-2888	Samuel B. Hay III President & COO Main Street Banks, Inc. (770) 385-2424

MAIN STREET BANKS TO ACQUIRE
FIRST NATIONAL BANK OF JOHNS CREEK
Combination Creates Expanded Presence in High Growth North Atlanta Market

ATLANTA, July 18, 2002—Main Street Banks, Inc. (Nasdaq: MSBK) today announced the execution of a definitive agreement to acquire First National Bank of Johns Creek, a $100 million asset community bank headquartered in fast-growing Forsyth County, Georgia. First National Bank of Johns Creek's banking offices in Suwanee and Alpharetta will give Main Street a strong presence in both Forsyth County, the fastest growing county in the state of Georgia, and the dynamic North Fulton County market.

The transaction, unanimously approved by the directors of both companies, is valued at $27.1 million based on the closing price of Main Street Banks' common stock on July 17, 2002. First National Bank of Johns Creek shareholders will receive $10.7 million in cash and 791,394 shares of Main Street common stock.

"We are very excited about the prospects of partnering with the First National Bank of Johns Creek team," said Main Street Bank chairman and chief executive officer, Edward C. Milligan. "The Johns Creek board of directors and management team have created a strong, high quality banking franchise in less than three years, and their excellent staff, attractive branch footprint, pristine loan quality and growing markets complement Main Street tremendously."

First National Bank of Johns Creek's footprint covers one of the country's most dynamic markets from a demographic perspective. Forsyth County recorded total population growth of 123.2% from 1990-2000, ranking first in the state of Georgia and second in the nation. Median household income of $61,292 in 2001 ranked Forsyth County fifth in the state of Georgia.

Andrew K. Walker, president and chief executive officer of First National Bank of Johns Creek said, "We are excited to join an organization of the caliber of Main Street Banks. Their track record of strong operating performance, quality growth and service to their customers and communities has consistently produced outstanding shareholder returns."

For the six months ending June 30, 2002, Main Street Banks reported operating earnings of $5 million, an increase of 16.0% over the same period in 2001. This represents a 1.71 percent return on average assets and 18.5% return on average equity.

For the five years ended June 30, 2002, Main Street ranked fourth in total shareholder return for all publicly traded banks in the nation, averaging a total return of 25.7% compounded annually for the five year period, as compiled by SunTrust Robinson Humphrey.

Upon the completion of the merger transaction, Main Street will have $1.3 billion in assets, with 23 banking offices in ten counties in the high-growth suburban Atlanta metropolitan area. The transaction is expected to close in the fourth quarter of 2002 and is subject to regulatory approval and First National Bank of Johns Creek shareholder approval, as well as other customary conditions of closing.

About Main Street Bank

Main Street Banks, Inc., a $1.2 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 21 branch offices located in eight of Georgia's fastest growing counties. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

QuickLinks

  Exhibit 99.2